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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)*

                        HEALTHPLAN SERVICES CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                      Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   421959 10 7
                         --------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages




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--------------------------                           --------------------------
   CUSIP No. 421959 10 7       Amendment No. 1           Page 2  of 5 Pages
                                        13G
--------------------------                           --------------------------

-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      13-2649262

-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                      -0-
                     ----------------------------------------------------------
     NUMBER OF          6     SHARED VOTING POWER
      SHARES
    BENEFICIALLY                      -0-
     OWNED BY        ----------------------------------------------------------
       EACH             7     SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                          -0-
       WITH          ----------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                      -0-
-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      -0-
-------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
-------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

                                      CO
-------------------------------------------------------------------------------

                   *SEE INSTRUCTION BEFORE FILLING OUT!



                            Page 2 of 5 pages



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Item 1(a).     Name of Issuer:

               HealthPlan Services Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               3501 Frontage Road
               Tampa, Florida  33607

Item 2(a).     Name of Person Filing:

               Noel Group, Inc.

Item 2(b).     Address of Principal Business Office or, if none,
               Residence:

               667 Madison Avenue
               New York, New York  10021

Item 2(c).     Citizenship:

               Delaware

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               421959 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under section 15 of the Act
          (b) [ ]  Bank as defined in section 3(a)(6) of the Act
          (c) [ ]  Insurance Company as defined in section
                   3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act
          (e) [ ]  Investment Advisor registered under section
                   203 of the Investment Advisors Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 'SS'240.13d-1(b)(1)(ii)(F)

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          (g) [ ]  Parent Holding Company, in accordance with
                   'SS'240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [ ]  Group, in accordance with 'SS'240.13d-1
                   (b)(1)(ii)(H)

Item 4.       Ownership.

              (a) Amount Beneficially Owned:

                      -0-

              (b)  Percent of Class:

                      -0-%

              (c)  Number of shares as to which such person has:

                        (i)      Sole power to vote or to
                                 direct the vote:

                                        -0-

                        (ii)     Shared power to vote or
                                 direct the vote:

                                        -0-

                        (iii)    Sole power to dispose or
                                 direct the disposition of:

                                        -0-

                        (iv)     Shared power to dispose
                                 or direct the disposition of:

                                        -0-

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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Item 6.       Ownership of More Than Five Percent on Behalf of
              Another Person:

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable.

Item 8. Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 6, 1998

                              NOEL GROUP, INC.

                              By: /s/ Todd K. West
                                 --------------------------------
                                 Todd K. West
                                 Vice President - Finance, Chief
                                 Financial Officer and Secretary

                           STATEMENT OF DIFFERENCES

The section symbol shall be expressed as...................................'SS'